Exhibit 99.2


                  [Letterhead of Keefe, Bruyette & Woods, Inc.]


                                                                  April 10, 1998



The Board of Directors
Hudson Chartered Bancorp, Inc.
Route 55
LaGrangeville, NY 12540

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Hudson Chartered Bancorp, Inc. ("HCK") of the exchange ratio in the proposed merger ("the Merger") of Progressive Bank, Inc.("PSBK") with HCK pursuant to the Agreement and Plan of Reorganization (the "Merger Agreement") dated December 16, 1997 between HCK and PSBK. It is our understanding that the Merger will be structured as a pooling of interests under generally accepted accounting principles and will be a tax-free reorganization under the Internal Revenue Code.

         As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of the common stock of PSBK, par value $1.00 per share ("PSBK Common Stock"), except for certain shares held by PSBK and HCK, will be converted into and exchanged for 1.82 (the "Exchange Ratio") shares of HCK ("HCK Common Stock"), $.80 par value per share.

         Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of PSBK or HCK, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to HCK. KBW has served as financial advisor to HCK in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from HCK for those services.



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     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of PSBK and HCK and the Merger, including among other things, the following:


i.        Reviewed the Merger Agreement;

ii. Reviewed certain historical financial and other information concerning HCK for the four years ending December 31, 1997, including HCK's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

iii. Reviewed certain historical financial and other information concerning PSBK for the four years ending December 31, 1997, including PSBK's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both HCK and PSBK;

v. Held discussions with senior management of HCK and PSBK with respect to their past and current financial performance, financial condition and future prospects;

vi. Reviewed certain internal financial data, projections and other information of HCK and PSBK, including financial projections prepared by management;

vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared HCK and PSBK from a financial point of view with certain of these institutions;

viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of HCK and PSBK as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for HCK and PSBK are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of HCK, PSBK, or any of their respective subsidiaries nor did we verify any of HCK's or PSBK's books or records or review any individual loan or credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of HCK and PSBK;
(ii) the assets and liabilities of HCK and PSBK; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to HCK and its stockholders.


                                         Very truly yours,

                                         /s/ Keefe, Bruyette & Woods, Inc.
                                         ---------------------------------
                                         Keefe, Bruyette & Woods, Inc.